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                                                                   Exhibit 10.15

[Letterhead of Pitney Bowes]



October 27, 2000


Marc C. Breslawsky
51 Eleven O'Clock Road
Weston, Connecticut 06883

RE: Letter of Agreement

Dear Marc:

This letter agreement is intended to set forth the commitments Pitney Bowes (the "Company") intends to undertake if the Company both establishes a new legal entity to operate the majority of the Company's existing Office Systems Division business (the "Business") and spins off the Business in a separate transaction to be determined in the future. For purposes of this Agreement, the spin-off Business shall be referred to as "Spinco."

The Company shall offer you the position of Chief Executive Officer of Spinco. During your employment with the Company, you agree to perform the duties of Chief Executive Officer of Spinco in addition to your duties of Chief Operating Officer of the Company without any additional compensation. Immediately prior to the spin off of the Business in a separate transaction, you will assume the duties of the Chief Executive Officer of Spinco on a full-time basis and your compensation, benefits and incentive package as the full-time Chief Executive Officer of Spinco shall be as follows:

     1.  Salary. Your annual salary shall be $825,000.

     2. Annual Incentive. You will be eligible to participate in Spinco's annual incentive compensation program. For the first full fiscal year of your employment, you shall be entitled to a minimum incentive award of $577,500, the equivalent of 70% of your salary, and a maximum award of $1,072,500, the equivalent of 130% of your salary, depending upon the achievement of performance targets established by Spinco's Board of Directors.

     3. Long-Term Incentive. You shall be eligible to participate in Spinco's Long-Term Incentive Plan. You shall be eligible for a minimum award of $625,000 and a maximum of award $1,250,000, depending upon Spinco's achievement of performance goals established by the Board of Directors of Spinco for multi-year cycles. The payment
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[LOGO] Pitney Bowes

shall be made at the end of each performance cycle in accordance with the terms of the plan.

     4. Equity. You may be granted stock options in Spinco at the discretion of Spinco's Board of Directors.

     5. Benefits. During the period of your employment, you shall be eligible to participate in Spinco's benefits programs which are made available to Spinco employees of equal status.

     6. Welfare Benefits. During your employment, you and your eligible dependents shall be eligible to participate in Spinco's group medical and dental plans which are made available to Spinco employees of equal status.

You understand and agree that immediately prior to the spin-off, the terms and conditions of your employment with Spinco may be reflected in a formal written document, which would contain the compensation terms herein and would be subject to the approval of the Spinco Board following the spin-off. In the event the Business is not spun-off, this agreement imposes no further independent obligations upon the Company with respect to your employment or termination of employment by the Company.

This agreement shall be effective as of the date you sign the agreement and shall continue in effect until you are notified in writing by me that the agreement ceases to be effective as of a date I shall specify in the notice.


Sincerely,


/s/ Michael J. Critelli
Michael J. Critelli
Chairman and
Chief Executive Officer

Agreed to and Accepted by:

/s/ Marc C. Breslawsky
----------------------------
 Marc C. Breslawsky

   11/8/00
----------------------------
 DATE

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[LOGO] Pitney Bowes
       Chairman of the Board
       and Chief Executive Officer


October 27, 2000

Marc C. Breslawsky
51 Eleven O'Clock Road
Weston, Connecticut 06883

RE:  Separation Agreement

Dear Marc:

This letter is intended to provide you with the Company's understanding of how the Separation Agreement between you and the Company dated October 27, 2000 (the "Separation Agreement") will affect certain employee and executive benefit and incentive plans and programs in which you participate if you incur a termination of employment pursuant to the Separation Agreement. This letter will also serve as the Company's commitment to administer these plans and programs in the manner set forth below. The defined terms in this letter have the meanings that are contained in the Separation Agreement unless a term is more specifically defined in this Agreement.

Stock Options.
-------------

As of the Registration Date, all outstanding stock options granted to you prior to October 20, 2000 pursuant to the Company's 1991 Stock Plan or any successor plan shall remain exercisable in accordance with their existing terms. Such options shall expire on their stated expiration date; provided, however, options granted prior to 1999 will expire on the earlier of (i) the fourth anniversary of your termination from the Company or any company that is a spin-off of the Company, as defined in the 1991 Stock Plan (a "Spin Off"), whichever occurs later, and (ii) their original term.

The special option granted on October 20, 2000 ("Accelerated Option Grant") shall vest and be exercisable in accordance with the terms and conditions set forth in your award agreement. Such terms shall include a provision requiring the forfeiture of the entire Accelerated Option Grant if you retire or voluntarily resign from the Company or the Spin Off, prior to February 1, 2002. If you retire or voluntarily resign from the Company or the Spin-off on or after February 1, 2002, the Accelerated Option Grant shall become immediately 100% vested and exercisable as of such retirement or voluntary resignation.

If you are terminated pursuant to Section 3 of the Separation Agreement prior to February 1, 2002, the entire Accelerated Option Grant shall be immediately 100%

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[LOGO] Pitney Bowes


vested and exercisable as of the date of such termination. For purposes of the 1991 Stock Plan and options granted to you thereunder, your termination of employment from the Company as a result of your employment with the Spin Off shall not be treated as a retirement or other termination of employment from the Company. The 1991 Stock Plan will be amended to reflect the terms and conditions of the Accelerated Option Grant and other commitments described herein, including the retirement, termination of employment, vesting and exercise treatment with respect to the Spin Off.

The treatment of your stock options following the execution of the Separation Agreement do not differ from that of any similarly situated executive of the Company.

Deferred Incentive Savings Plan
-------------------------------

The Company will pay you as soon as practicable following the Resignation Date a lump sum amount in cash equal to the balance of your accounts under the Deferred Incentive Savings Plan pursuant to the payment provisions of the plan.

Retirement Plans
----------------

The Company will treat your retirement plan benefits in the following manner:

(a)  401(k) Plan

As of the Resignation Date, your participation in and contributions to the Pitney Bowes 401(k) Plan ("401(k) Plan") will cease. Your rights to a distribution, rollover, forms of payment and deferral regarding your account balance will be determined in accordance with the terms of the 401(k) Plan.

(b)  Pension Plan

You will be credited during your Severance Period with service through March 31, 2004 in lieu of actual years of service with the Company for all purposes under the Pitney Bowes Pension Plan, including determining your basic pension benefit and any transition credits to which you may be entitled under the Pension Plan. Your severance payment under Section 3 of the Separation Agreement and any PBC incentive award under Section 4(a) of the Separation Agreement will be credited as pensionable earnings. Any CIU payment made under Section 4(b) of the Separation Agreement will not be credited as pensionable earnings in accordance with the plan's existing provisions. If, after providing the service credit and determining pensionable earnings as described in the preceding sentences, your pension benefit under the Pension Plan exceeds the limits imposed by the plan and applicable law, the excess amounts will be paid from the Pitney Bowes Supplemental Pension Plan ("SERP"). If your employment with the Company continues beyond March 31, 2004, you will continue to accrue pension benefits in accordance with the terms and conditions of the Pension Plan and SERP. The

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[LOGO]    [Pitney Bowes]

          determination and payment of your pension benefits under the Pension Plan and the SERP remain in all respects subject to the terms and conditions of the respective plans.

          Sincerely,

          /s/ Michael J. Critelli
          Michael J. Critelli
          Chief Executive Officer


          AGREED TO AND ACCEPTED BY


          /s/ Marc C. Breslawsky
          ------------------------------
          Marc C. Breslawsky


          10/27/00
          ------------------------------
          Date


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                             SEPARATION AGREEMENT

     AGREEMENT dated as of October 27, 2000 between Pitney Bowes Inc., a Delaware corporation (the "Company"), and Marc C. Breslawsky ("the Executive").

     WHEREAS, Marc C. Breslawsky is a valued executive of the Company;

     WHEREAS, the Company considers it essential to the best interests of its shareholders to provide the Company and the Executive with the protections of this Agreement; and

     WHEREAS, the parties desire to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     SECTION 1  Definitions

     For purposes of this Agreement, the following terms shall have the meanings indicated.

     "Board" means the Board of Directors of the Company.

     "Cause" means (i) the Executive's conviction or plea of guilty or nolo contendere to a felony or crime involving moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the business of the Company; (ii) the Executive, in the performance of his duties for the Company, to the material and demonstrable detriment of the Company, engaging in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, (E) embezzlement or (F) theft; (iii) the Executive's willfully disobeying the directions of the Board to adhere to the policies and practices of the Company or to devote substantially all of his business time and effort to the Company; (iv) the breach of this Agreement in any material respect, if such breach remains uncured (if curable) for a period of thirty (30) days following written notice by the Company of such breach; or (v) the Executive's acknowledgment in writing in any agreement or stipulation to, or the adjudication in, any civil suit, of the commission of any theft, embezzlement, fraud, or other intentional act of dishonesty involving any other person. No act or failure to act on the Executive's part shall be deemed willful unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Company.

     "Resignation Date" means the date that the Executive terminates employment with the Company at the Company's request in its sole discretion and resigns from all positions and directorships within the Company, including, but not limited to, a termination of employment with the Company as a result of employment with a division

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or subsidiary that has been divested, spun-off, split-off, or sold by the
Company ("the Divested Entity").

     SECTION 2  Term of Agreement

     This Agreement shall be in effect from the date hereof.

     SECTION 3  Severance

     (a) If the Executive's employment with the Company is terminated by the Company at its request in its sole discretion without Cause (other than by reason of disability or death), the Company shall pay the Executive cash compensation in the amount of $2,805,000, which is equal to the sum of two (2) times his current base salary plus 140% of his base salary. If the Executive's employment is terminated hereunder prior to April 1, 2002, the payment shall be made in equal monthly installments over the period from the Resignation Date through March 31, 2004. If the Executive's employment is terminated hereunder on or after April 1, 2002, the payment shall be made in equal monthly installments over a two year period beginning on the Resignation Date. The period during which the payment hereunder is made shall be referred to in this Agreement as the (the "Severance Period").

     (b) The severance payments to be made under this Section 3 shall be in lieu of any severance pay to which the Executive may otherwise be entitled under the Company's severance plans and practices; provided, however, that in the event of a change of control of the Company the Executive may be entitled to certain rights that exist under the Company's Senior Executive Severance Policy, which rights would be offset by the severance payments made to the Executive under Section 3 hereof.

     SECTION 4  Other Incentives

     (a) The Executive shall be eligible for a pro-rated PBC incentive award pursuant to the Company's Key Employee Incentive Plan ("the KEIP") based on the number of whole months of service completed with the Company by the Executive during the year in which the Resignation Date occurs. The payment shall be made at the time such incentive awards are paid to actively employed senior executives in accordance with the terms of the KEIP. It is understood that the Executive has no entitlement to the PBC incentive award described hereunder and that the determination to pay the Executive such PBC incentive award is made at the sole discretion of the Board with the Executive's individual performance rating being based on the Company's overall performance rating.

     (b) The Company shall pay the Executive a payout of outstanding Cash Incentive Units ("CIUs") pursuant to the KEIP at the close of each respective cycle in accordance with the terms of KEIP; provided, however, that such payout of CIUs shall be based on the Executive's total number of completed months of active service with the Company during each 36 month CIU cycle and on the achievement of performance-based targets associated with the CIUs. For purposes of this prorated calculation, the targeted payout

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shall be multiplied by a fraction, the numerator of which is the Executive's total number of completed months of active service with the Company during the particular CIU cycle and the denominator of which is 36.

     (c) Any payments made under this Section 4 shall be in lieu of any incentive pay to which the Executive may otherwise be entitled under the KEIP and any practice or policy of the Company for the year in which occurs the Resignation Date with respect to short and long term incentives.

     SECTION 5 Medical and Dental

     (a) As of the Resignation Date, the Executive and his eligible dependents may at his option elect to continue to participate in the Company's group medical and dental plans (or any successor medical or dental plans adopted by the Company) (collectively, "Medical Plans") during the period commencing on the Resignation Date and ending on the last day of the Severance Period on the same terms applicable from time to time to active employees. The Executive may at his option elect to terminate participation in the active employee plans and commence participation in the retiree medical and dental plans following the Resignation Date. The Executive understands that although he and his eligible dependents may continue to participate in the Company's Medical Plans, the Company reserves the right to change carriers, modify plan designs and pricing and make such other changes to the Medical Plans and policies as may be appropriate from a business standpoint or as otherwise be required by law.

     (b) Upon the Executive's retirement, the Executive and his eligible dependents shall be eligible for coverage under the Company's retiree group medical and dental plans, in accordance with the terms of such plans as of that date. The Company reserves the right to amend future plan design and active employee contribution rates, as warranted under the circumstances.

     (c) As of the Resignation Date, the Executive's coverage under the Company's disability plans, including long and short-term disability insurance and Accidental Death & Dismemberment insurance, shall cease.

     SECTION 6  Perquisites

     (a) As of the Resignation Date, the Executive shall be entitled to retain the automobile he leases pursuant to his Lease Agreement. Upon the termination of the Lease Agreement, the Executive may exercise the option to purchase the automobile.

     (b) The Executive shall be provided at the Company's sole expense with professional financial counseling services for a period of 12 months following the Resignation Date, subject to reasonable limitations as to dollar amounts established by the Company on a uniform basis for similarly situated executives.

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     (c)  Any payments made under this Section 6 shall be in lieu of any other perquisites to which the Executive may otherwise be entitled under the programs, plans, practices or policies of the Company following the Resignation Date with respect to automobile leasing and financial counseling services.

     SECTION 7  Covenants

     (a) Confidentiality. The Executive will at all times (whether during or after his employment with the Company) hold all Confidential Information in strictest confidence and not use or disclose directly or indirectly any Confidential Information to any individual, partnership, corporation, limited liability company, trust or other entity (each, a "Person"), without prior written authorization of the Board. "Confidential Information" means any Company proprietary information, technical data, trade secrets and know-how, including but not limited to research, product plans, products, services, customer lists and customers (including but not limited to customers of the Company on whom the Executive called or with whom the Executive became acquainted during his employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances and other business information disclosed to the Executive by the Company either directly or indirectly in writing, orally or by drawings or observation or generated by the Executive during his employment with the Company. The Executive further understands that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of his or of others who were under confidentiality obligations as to the item or items involved.

     The definition of Confidential Information will be modified at the sole discretion of the Company in the event of any decision by the Company to exit a business by divestiture or otherwise or to enter or expand into a new area of business between the effective date of this Agreement and the Resignation Date, and shall be subject to any transition agreements executed by the Company pursuant to the divestiture or other transaction.

     (b) Non-Competition. At all times during his employment and for two years following the termination of such employment either pursuant to Section 3 hereof or for Cause, the Executive will not, without prior approval of the Company:

     (i) become engaged or become interested, directly or indirectly, as a director, officer, employee or 10% or more stockholder of, partner in, or consultant to, any business which is engaged in the development, manufacture, or distribution of copier equipment, facsimile equipment, desktop or network printers, mail finishing or sorting equipment, including production mail or postage meters, shipping and logistics equipment, or software and services or supplies which are used in mailing and shipping functions and which are competitive with categories of equipment, firmware, software, or supplies manufactured or distributed by the

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     Company or any of its subsidiaries for the functions described above, or identified for introduction into the marketplace up through the strategy most recently approved by senior management which incorporates Mailing Systems, PitneyWorks (including internet postage and personal computer based applications and the other products and services offered within PitneyWorks' suite of products and services), Small Office Division, Office Systems or Production Mail capabilities. For Mailing Systems and Production Mail purposes, these systems include both in-bound and out-bound mail and physical and hybrid mail; or

     (ii) become engaged in or become interested directly or indirectly, own or control more than 10% ownership, interest in, manage, operate, be employed by or participate in the ownership, management, operation or control of or be connected in any manner as a consultant or otherwise with any business which provides sales-aid leasing for any competitor of the Company; or

     (iii) become engaged in or become interested directly or indirectly, own or control more than 10% ownership, interest in, manage, operate, be employed by or participate in the ownership, management, operation or control of or be connected in any manner as a consultant or otherwise with any business which provides facilities management services, document services, incoming mail services, EDP to mail service, mail management services, copying or reprographic services, or any combination of the same, which are in competition with Pitney Bowes Business Services, or any type of services the Company is currently providing or identified for introduction through any of its latest strategic plans.

     The definition of what is competitive with the Company's businesses will be modified at the sole discretion of the Company in the event of any decision by the Company to exit a business by divestiture or otherwise or to enter or expand into a new area of business between the effective date of this Agreement and the Resignation Date, and shall be subject to any transition agreements executed by the Company pursuant to the divestiture or other transaction. Further, the Executive may request the Company's approval to become engaged in or become interested in a competitor that is deemed insignificant by the Company and the decision to deny or approve such request shall be made by the Company in its sole discretion.

     Notwithstanding anything to the contrary in this Section 7(b), the definition of what is competitive with the Company's business shall not include any business in which Office Systems is engaged, specifically the development, manufacture, or distribution of copier equipment (but excluding copying or reprographic services other than those services necessary to support the distribution, installation and servicing of copy machines), facsimile equipment or desktop or network printers, if the Company spins off or otherwise divests such businesses. For purposes of the preceding sentence, distribution shall include sales, leasing and rental of such machines. This definition shall

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be subject to any transition agreements executed in connection with the divestiture. In any event, the definition and exclusion of what is competitive shall exclude Capital Services.

     If the Executive is an officer or director or 10% or more stockholder of a Divested Entity and if the Divested Entity continues to receive products or services marketed by the Company for an agreed-upon period of time pursuant to transition agreements executed pursuant to the divestiture, the Executive may obtain comparable products and services from one or more competitors of the Company after the termination of any agreements with the Company relating to said products and services, provided that the agreements have not been terminated by the Company as a result of a breach of said agreements by the Divested Entity. However, if during the term of any transition agreements with the Company, the Executive is unable to obtain such products and services from the Company because the Company is unwilling pursuant to the transition agreements to provide such products and services, the Executive may procure such products and services from sources other than the Company prior to termination of the transition agreements.

     (c) Non-Solicitation of Key Employees. At all times during his employment and for two years following the termination of such employment for any reason, whether with or without Cause, the Executive shall not directly or indirectly solicit, entice, or encourage any Key Employee, as identified or described in Exhibit A to this Agreement, to terminate his or her relationship with the Company, and work for any organization as an employee, partner, or consultant or 10% or more shareholder with which the Executive is affiliated as a director, employee, consultant, partner or 10% shareholder. Nothing contained in the foregoing shall preclude the Executive during the Severance Period from hiring any Key Employee as an employee, the partner, or consultant or 10% or more shareholder not earlier than 180 days after termination of the Key Employee's employment with the Company, provided such person terminated his or her employment without any solicitation, enticement or encouragement directly or indirectly from the Executive to terminate any employment with the Company and without violation by the Executive of his obligations contained in the preceding sentence. Notwithstanding the above, the Executive may solicit Key Employees with the Company's written consent.

     (d) Non-Solicitation of Customers. At all times during his employment and for two years following the termination of such employment for any reason, whether with or without Cause, the Executive will not directly or indirectly solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company. The definition of "customers" or "prospective customers" herein will be modified at the sole discretion of the Company in the event of any decision by the Company to exit a business by divestiture or otherwise or to enter or expand into a new area of business between the effective

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date of this Agreement and the Resignation Date, and shall be subject to any transition agreements executed by the Company pursuant to the divestiture or other transaction.

     (e) Non-Disparagement. At all times during his employment with the Company and thereafter, the Executive and, to the extent set forth in the next sentence, the Company agree that each party will not knowingly make any statement, written or oral, which disparages or is derogatory to the other party in any communications with any customer or client or in any communications made in a public manner. The Company's obligations under the preceding sentence shall be limited to communications by its senior corporate executives.

     (f) Cooperation. At any time on or after the Resignation Date, the Executive agrees to cooperate fully with the Company and to provide such information as the Company may reasonably request with respect to any Company-related transaction, investment or other matter in which the Executive was involved in any way while employed by the Company.

     SECTION 8 Remedies

     (a) The Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 7 hereof would be inadequate and, in recognition of this fact, the Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     (b) Notwithstanding any provision of this Agreement to the contrary, from and after any breach by the Executive of the provisions of Section 7 hereof, the Company shall provide written notice to the Executive of such breach. If the Executive fails to correct his violation within 90 days, the Company shall cease to have any obligations to make payments or provide benefits to the Executive under this Agreement. The Executive also agrees to return to the Company the full value of any compensation and benefits provided to the Executive while he was in violation of any of the provisions in Section 7 hereof, and to compensate the Company for any actual economic damages suffered by the Company as a result of a breach of any of the provisions of Section 7 hereof.

     (c) It is expressly understood and agreed that the Executive and the Company consider the restrictions contained in Section 7 hereof to be reasonable. If a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

Alternatively, if the final decision of any tribunal of competent jurisdiction determines that a particular restriction contained herein is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not effect the enforceability of any of the other restrictions contained herein.

     SECTION 9 Release and Waiver of Claims

     (a) It is understood and agreed that as a condition to the Executive's becoming entitled to any payments or benefits under this Agreement, the Executive agrees to execute on his Resignation Date a written release and waiver of claims in which he releases and discharges the Company from

     (i) any and all charges, claims and causes of action arising, directly or indirectly out of his employment or the termination or his employment with the Company, including but not limited to any claims involving tortious course of conduct, breach of contract, defamation and public policy, claims for wages and benefits, monetary and equitable release, punitive or compensatory damages, outrage, outrageous conduct, fraud, promissory estoppel, negligence, intentional or negligent infliction of mental or emotional distress, breach of promise, and breach of the covenant of good faith and fair dealing; and

     (ii) any and all charges, claims and causes or action he may have under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the National Labor Relations Act, as amended; the Civil Rights Act of 1991, as amended; 42 U.
     S. C. 1981, as amended; the Americans with Disability Act of 1990; the Family and Medical Leave Act; the Connecticut Fair Employment Practices Act, as amended; the Employee Retirement Income Security Act of 1974, as amended; and various state and local human rights laws of contract and tort, otherwise relating to his employment at the Company


     (b) The release and waiver referred to herein shall not apply to the Executive's rights under the Company's benefit plans and Workers' Compensation laws, rights under the provisions of this Agreement and the rights more fully described in the attached letter agreement between the Company and the Executive setting forth the mutual understanding of how the Company will administer certain employee benefit and incentive plans and programs as to the Executive. The release and waiver shall be effective with respect to the Company, its subsidiaries, affiliates and divisions and their respective successors and assigns ("Affiliates"), the directors, officers, representatives, shareholders, agents, employees of the Company and the Affiliates, and their respective heirs and personal representatives. It is agreed and understood that following the Executive's termination pursuant to Section 3 hereof, the payments and benefits described under this Agreement shall not be required to be paid until the Executive has delivered an executed release and waiver of claims to the Company as set forth above.

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

     (c) It is understood and agreed that the Company shall provide to the Executive on the Resignation Date a written release and waiver of claims in which the Company releases and discharges the Executive from any and all charges, claims and causes of action arising, directly or indirectly, out of the Executive's employment with the Company prior to the Resignation Date; provided, however, that the Company shall not release the Executive or waive any charges, claims and causes of action based on events and activities of the Executive arising from or in consequence of events or activities of the Executive which would constitute Cause, as defined in Section 2 hereof. The executive shall represent and warrant to the Company that he knows of no such charges, claims or causes of action as of the resignation Date.

     SECTION 10 Death of Executive after Entitlement to Payment

     If the Executive dies at any time after having become entitled to payments under Section 3 and 4 of this Agreement and prior to having received all amounts owed thereunder, any of the amounts otherwise payable under Sections 3 and 4 of this Agreement remaining unpaid at his death shall be paid to the Executive's designated beneficiary or, if none is designated, to his estate.

     SECTION 11 Miscellaneous

     (a) Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of Connecticut, without reference to principles of conflict of laws.

     (b) Arbitration. With respect to any dispute between the parties hereto arising from or relating to the terms of this Agreement, the parties agree to submit such dispute to arbitration in Connecticut under the auspices of and the employment rules of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company and the Executive and judgment upon the award conclusive and binding on the Company and the Executive and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company and the Executive will each pay one-half of the costs and expenses of such arbitration, and each party will separately pay for their counsel fees and expenses.

     (c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the severance payable to the Executive in the event of a termination of employment during the term of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein, except rights more fully described in the attached letter agreement between the Company and the Executive setting forth the mutual understanding of how the Company will administer certain employee benefit and incentive plans and programs as to the Executive. This Agreement may not be altered, modified, or amended except by written instruction signed by the parties hereto.

     (d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights

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

or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     (e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby. It is understood that this Agreement does not constitute an admission by the Company of violation of any statute, law or regulation.

     (f) Assignment. This Agreement shall not be assignable by the Executive and shall be assignable by the Company only with the consent of the Executive, which shall not be unreasonably withheld; provided, however, that the Company shall require any successor to substantially all of the stock, assets or business of the Company to assume this Agreement.

     (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, including successors to all or substantially all of the stock, business and/or assets of the Company, heirs, distributees, devisees and legatees of the parties.

     (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     (i) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such U.S. federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     (j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (k) Integration of Other Plans and Programs. The Executive shall continue to have such rights and privileges under the Company's executive and employee plans and programs as the terms and conditions of such plans and programs may provide taking into account the commitments of the Company under this Agreement; provided, however, that any severance pay benefit to which the Executive may be entitled from the Company other than any severance benefits under the Company's Senior Executive Severance Policy, as set forth in Section 3 hereof, shall be determined solely under this Agreement.

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

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                        PITNEY BOWES INC.

                                        By: /s/ Michael J. Critelli
                                           -----------------------------
                                           Michael J. Critelli
                                           Chief Executive Officer


                                        World Headquarters
                                        One Elmcroft Road
                                        Stamford, CT 06926-0700


                                        By: /s/ Marc C. Breslawsky
                                           -----------------------------
                                           Marc C. Breslawsky

                                   EXHIBIT A

(1) All LTI and PBC level employees of Pitney Bowes Inc. and related companies
(2) All sales and service management level employees of each business unit of Pitney Bowes Inc.
(3) All salespersons of Pitney Bowes Inc. and related companies who are in the top 25% of all salespersons as measured by gross sales revenue and who are high performers as measured by participation in Sales Leadership Conferences, as determined by the Company, and any other salesperson as identified in writing to the Executive

A written list of all individuals referred to in item (3) above shall be provided to the Executive within 30 days of the effective date of this Agreement and shall be supplemented as of the Executive's termination of employment with the Company.

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